Exhibit 10.4

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) dated as of October 14, 2015, effective as of November 3, 2015 (the “Effective Date”), by and between Cellect Biomed Ltd., an Israeli company, with offices at 20 Hataas St., Kfar Saba, Israel(hereinafter the “Company”), and Ronen Twito I.D. Number: 032161655, an individual whose address is Yehuda Hanassi 8a, Herzeliya, Israel (the “Employee”),

WITNESSETH:

WHEREAS, the Company desires to employ Employee as its Deputy Chief Executive Officer & Chief Financial Officer(the “Position”), and Employee desires to be employed by the Company in such capacity, on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

It is hereby agreed by and between the parties as follows:

1.	Preamble

The preamble to this Agreement and any attachments thereto are an integral part of this Agreement.

2.	Job Description

The Company hereby employs the Employee, and Employee hereby accepts employment, to serve in a position Deputy to the Chief Executive Officer & Chief Financial Officer of the Company. The Employee shall report directly to the Chief Executive Officer.

3.	Working Hours

The Employee shall be employed by the Company on a full-time basis. The Employee agrees that his position is considered to be a management position as defined in the Hours of Work and Rest Law - 1951, which requires a special measure of personal trust. Accordingly, the provisions of the Hours of Work and Rest Law - 1951 shall not apply and the Employee shall not be entitled to receive any additional payment for his work other than those that are set forth in this Agreement.

4.	Term of Agreement

This Agreement shall take effect from the Effective Date and shall remain in effect unless it is earlier terminated as hereinafter provided.

5.	Monthly Salary

5.1	The Monthly gross salary of the Employee shall be NIS 52,000 (the “Monthly Salary”).

5.2	Upon (i) the successful completion of a financing round in an amount exceeding US$ 7.5 million or (ii) successful completion of a transaction including among other; merger, acquisition, join venture, in a valuation of at least US$ 10 million, the Monthly Salary will increase to NIS 60,000.

5.3	The Monthly Salary shall be paid to the Employee not later than the 10th day of each month with respect to the preceding month.

6.	Annual Bonus

6.4	The employee shall be entitled to an annual bonus of up to 5monthly salaries commencing as of Jan 1, 2016 subject to targets which will be determined by the Compensation Committee and Board for each year. In case of fundraising the bonus payment will be as following :

6.4.1	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 4 million and up to US$ 5 million, the Employee shall be entitled to an Annual Bonus of two (2) Monthly Salaries.

6.4.2	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 5 million and up to US$ 7.5 million, the Employee shall be entitled to an Annual Bonus of three (3) Monthly Salaries.

6.4.3	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 7.5 million and up to US$ 12 million, the Employee shall be entitled to an Annual Bonus of four (4) Monthly Salaries.

6.4.4	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 12 million, the Employee shall be entitled to an Annual Bonus of five (5) Monthly Salaries.

6.5	The Annual Bonus will be paid to Employee subject to and upon successful completion of a financing round in an amount exceeding as described above.

6.6	The Employee shall not be entitled to receive from the Company any salary or payment of any kind other than the Monthly Salary & Annual Bonus and other payments specifically set forth in this Agreement or properly authorized by the Board of Directors.

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7.	Other Terms of Employment

7.1	Pension Benefits and Severance Payments

7.1.1	Managers Insurance. The Company shall pay an aggregate amount equal to 14-1/3 and/or 13-1/3%of the Employee’s monthly installment of the Monthly Salary for the preceding month to a Managers Insurance (Bituach Menahalim) policy respectively (the “Policy”) and/or a comprehensive pension plan (“Pension Plan”) through an agency and with an insurance company or a pension fund, to be selected by the Employee, to be divided as follows: 8-1/3% towards Severance (the “Company’s Severance Contribution”); 6% toward provident (pensions compensation) or 5% for management insurance ("ביטוח מנהלים") (all in accordance with Section 14 of the Severance Compensation Act, 1963),In addition to the 14-1/3 and or 13-1/3% mentioned above, at the beginning of each month the Company shall deduct from the monthly installment of the Monthly Salary of Employee an amount equal to 5.5% of the Employee’s monthly installment of the Monthly Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident pensions compensation component of Policy or 5% for management insurances (all in accordance with Section 14 of the Severance Compensation Act, 1963). In addition the Company shall also pay up to 2.5% of the Employee’s monthly installment of the Monthly Salary towards loss of (working capacity) disability insurance (depending on the cost to the Company necessary to provide coverage). In the event the Employee elects to be insured under a Pension Plan, the allocations shall be modified in accordance with the Pension Plans policies, provided, in any event they do not exceed the amounts set forth above.

7.1.2	Section 14 of the Severance Compensation Law - 1963.

(i)	It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Pensions and or Managers Insurance on account of both the Company’s and Employee’s contributions. It is hereby clearly agreed and understood that the amounts accrued in the Pensions and/or Managers Insurance on account the Company’s contribution [i.e. 13.33%-14.33 of each monthly installment of the Monthly Salary payment] shall be in lieu and in full and final substation of any severance pay the Employee shall be or become entitled to under any applicable Israeli law.

(ii)	The Company hereby waives in advance any right to any amounts accrued in the Pensions and/or Managers Insurance, unless the Employee is either not entitled to Severance Pay according to Section 17 of the Severance Compensation Act, 1963, or has withdrawn amounts from the Pensions and/or Managers Insurance not due or as a result of an “Entitling Event”, as such term is defined in the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14 (the “General Approval”).

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(iii)	Sub-Sections (i) and (ii) are in accordance with Section 14 of the Severance Compensation Act, 1963 and the General Approval, a copy of which is attached hereby as Exhibit A.

7.2	Continuing Education Fund:

7.2.1	The Employee shall be entitled to participate in the Company’s continuing education fund (Keren Hishtalmut). The Company shall contribute an amount equal to seven and a half percent (7.5%) of the Employee’s Monthly Salary and shall deduct two and a half percent (2.5%) of the Employee’s Monthly Salaryand transfer it as the Employee’s contribution.

7.2.2	It is clarified that unless Employee instructs Company, in writing, to transfer Company contributions exceeding that recognized for such purpose by the tax authorities directly to Employee as part of the Salary, such contributions shall be transferred to the Study Fund. For the avoidance of doubt, any and all tax charges in connection with Company contributions shall be borne solely by Employee.

7.2.3	Upon termination of Employment, Company will remit to Employee all sums accumulated for Employee’s benefit in the Study Fund. Notwithstanding, in the event of termination for Cause, Company’s contribution to the Study Fund (principal + interest) shall not be remitted to Employee but rather returned to the Company.

7.3	Annual Vacation: The Employee shall be entitled to twenty-two (22) working days of paid annual Vacation each year. Any accrued and unused vacation days can be redeemed by the Employee in accordance with the provisions of the Annual Leave Law - 1951. The Employee may accumulate up to Forty four (44) Annual Vacation days. in accordance with the Company compensation plan as will be amended from time to time

7.4	Sick Leave: The employee shall be entitled to Sick Leave in accordance with the provisions of Sick Pay Law-1976.

7.5	Recreation Pay (Dmei Havra’ah): The Employee shall be entitled to Recreation Pay according to applicable law.

7.6	Cell-Phone Expenses: The Company shall provide and maintain for the Employee a cellular Smartphone for as long as the Employee is employed by the Company. It is agreed that the Employee may transfer his own current cellular phone number to the Company. Upon cessation of the Employee’s employment with the Company for whatever reason, the Company agrees to return to the Employee his cellular phone number.

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7.7	Business Flight: In the case that employee in his capacity will be required to travel abroad the company will buy him business class air ticket, in transatlantic flights.

7.8	Company Automobile: The Company will provide a leased, Group level up to a sum of NIS 175,000 (or equally priced) all in accordance with the Company compensation plan as will be amended from time to time, automobile to the Employee, and will place such automobile at the disposal of the Employee under the terms of the Company’s general leasing plan (to be provided to the Employee upon provision of the automobile).The Company shall bear all of the fixed and variable maintenance costs and actual expenses incurred directly in connection with his use of such automobile, including licenses, insurance, gas, repairs, parking at the Company offices, etc. but excluding any fines (“Aggregate Automobile Expenses”).Should Employee choose not to take a leased automobile from the Company, or to take a leased an automobile of Group lower than Group detailed above, the Company will pay the difference in Employer cost to Employee on a monthly basis; provided however that such amount shall not be part of the Employee’s salary for calculation of severance pay, or any other social benefits under this Agreement or under law (“Car Replacement Payment”).The Employee will be compensated for all taxes he will be liable to as a consequence (“gross-up”) of the Aggregate Automobile Expenses/Car Replacement Payment of car of Employee under this Section. ((the “Car”).

7.9	Expenses: The Employee shall be entitled to reimbursement of expenses in accordance with the Company’s standard policy for senior executive management in effect from time to time.

7.10	Professional Fees: The Company shall pay on behalf of the Employee the annual accountant membership fees and the accountant association fees in Israel. Such payment shall not be taken into account with respect to severance or any other social payment that the Employee may be entitled to.

7.11	D&O Insurance: The Employee shall be included within the Directors & Officers Insurance Policy of the Company for the duration of his employment with the Company.

7.12	Indemnification Agreement:

7.12.1	Subject to the Israeli Companies Act - 1999, the Company shall defend and indemnify Employee in his capacity as Deputy Chief Executive Officer &Chief Financial Officer of the Company against any and all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney’s fees) arising out of, based upon or related to Employee’ performance of services hereof, except to the extent that such claims arise out of Employee’ (i) willful misconduct, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of Employee’ position.

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7.12.2	Subject to the Israeli Companies Act -1999, the Company shall take any steps which may be deemed necessary to establish a policy of indemnifying its officers and directors, including, but not limited to Employee, for all actions taken in good faith in pursuit of their duties and obligations to the Company. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage and including such provisions in the Company’s’ Articles of Association, as applicable and customary.

8.	Grant of Stock Options

8.1.1	Subject to the approval of the board of directors of the Company (the “Board”), the Employee will be granted options to purchase 3.5% from the Company’s issued & outstanding shares(the “Options”).The exercise price of each Option will be equal the average of the company’s shares in the 30 trading days preceding the date of approval of their grant by the Board, subject to any dilution and subject to the following conditions:

(1)	The Option shall vest and become exercisable on a quarterly basis over 3 years period upon grant for as long as Employee’s employment with the Company has not terminated.

(2)	The option shall be grant according to the company ESOP plan and section 102 “capital gain”.

(3)	In the case of termination of the agreement not due to a material breach as stated in Section 9.2 below, the Option shall vest on a monthly basis and will be exercisable for a period of 12 month from the date of termination.

(4)	The Options shall be granted in accordance with an Option Agreement to be signed between the Employee and the Company and shall be at all times subject to (i) all the terms of the Company’s Share Option Plan, (ii) any terms and conditions as shall be determined and altered from time to time by the Board or any of its committees at their sole discretion, and (iii) any terms and conditions as provided in any agreement or arrangement the Company may enter from time to time including agreements and arrangements with Investment Banks or Underwriters.

However, any such alteration shall not derogate from the rights granted herein.

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8.1.2	Notwithstanding the above and subject to any applicable law, in any Transaction as described in Option Plan of the Company including among other merger or change of control, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is 7 days prior to the effective date of the Transaction.

9.	Termination of Employment

9.1	Either party may terminate the Employee’s employment with the Company without cause at any time upon four(4) month’s prior written notice (the “Notice Period”). The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the Notice Period.

9.2	Notwithstanding the above, the Company may terminate this Agreement at any Material breach by Employee of any provision of this Agreement.

9.3	Following two years as of the Effective Date, the Employee will entitled to provide the services according to this agreement via a fully owned company as a service providor or contractor.

10.	Taxes and Other Payments

10.1	Unless otherwise specifically provided for in this Agreement, the Company shall not be liable for the payment of taxes or other payments for which the Employee is responsible as result of this Agreement or any other legal provision, and the Employee shall be personally liable for such taxes and other payments.

10.2	The Employee hereby agrees that the Company shall deduct from his Monthly Salary the Employee’s national insurance fees, income tax and other amounts required by law or the terms of this Agreement. The Company shall provide the Employee with documentation of such deductions.

11.	The Obligations of the Employee

11.1	The Employee agrees to devote his entire business time, energy, abilities and experience to the performance of his duties, effectively and in good faith.

11.2	Throughout the Term, the Employee shall not, directly or indirectly, be employed by and/or otherwise render services to any other person or organization without the prior written consent of the Board or the CEO, Except: Director position in companies that are not compete with the company business and as specified in Exhibit B to the agreement.

11.3	The Employee agrees to immediately inform the Company of any Company issue or transaction in which the Employee has a direct or indirect personal interest and/or where such issue or transaction could cause a conflict of interest for the Employee in the fulfillment of his responsibilities as an employee of the Company.

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11.4	The Employee hereby gives irrevocable instructions and permission to the Company to deduct from any amounts owed to the Employee by the Company, including amounts payable as severance compensation, (a) any debt he has or will have to the Company; and/or (b) any amount that was wrongfully or mistakenly paid to him by the Company. Any such amounts to be deducted shall be calculated in real terms as of the date of the deduction, including linkage to cost of living index.

11.5	The Employee declares that the terms and conditions of his employment are personal and confidential and will not be disclosed by him.

11.6	The Employee declares that he is free to enter into this Agreement and that he has no obligations of any kind to any third party that would impair this Agreement, either as an employee or an independent contractor. The Employee further declares that as long as he remains an employee of the Company, he will not incur any such obligations.

11.7	The Employee agrees to keep confidential (a) all professional, scientific, commercial, and business information; and (b) any other information or document that comes to the Employee’s knowledge in connection with the affairs of the Company (collectively, the “Confidential Information”), and agrees not to use or exploit the Confidential Information or to disclose it to any third party where such use, exploitation or disclosure in not directly related to the affairs of the Company, unless the Company gives prior written authorization of such disclosure.

11.8	The Employees agrees that during his employment by the Company and thereafter he (a) will not disseminate or otherwise make use of the Confidential Information or of other non-public information of which he learned while working for the Company, except where such dissemination or use is directly related to the affairs of the Company; (b) will maintain the confidentiality of the Confidential Information; and (c) will not in any way act to injure the reputation of the Company or any of its affiliated companies.

11.9	The Employee understands and recognizes that his services to the Company are special and unique. Therefore, he agrees that during the term of this Agreement and for six (6) months after the termination for any reason of his employment, he shall not be employed in or give any services to any business or third party that competes directly with the Company or whose activities conflict with the activities of the Company, unless the Chief Executive Officer has given his explicit written consent prior the commencement of such employment or the giving of such services.

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11.10	Upon the Company any documents, information and/or materials that were given to him or which were created by him in connection with his employment.

12.	Intellectual Property Rights

12.1	The Employee declares that he is aware that anything that is done by him in the Company or in connection with the Company, whether it be an invention, a discovery, or the development of an idea or a thing, all within the framework of the Company’s business (the “Development”) shall belong to and be controlled by the Company, unless the Board of Directors shall, in writing, direct otherwise.

12.2	The Company shall have the right to fully utilize and exploit the Development, as it sees fit, including changing it, registering part or all of it as a patent, whether in Israel or abroad, selling it, transferring it to a third party, all without being required to either receive the Employee’s consent or pay the Employee any additional payment for such Development apart from any payment he receives pursuant to this Agreement.

12.3	The Development and any subsequent intellectual property arising therefrom shall remain the sole property of the Employer even after the Employee’s employment terminates for any reason. The termination of this Agreement, whether due to its breach or its own terms, shall not impair the Company’s exclusive rights in the Development. Notwithstanding the termination of this Agreement, the Board shall have the discretion to award the Employee a cash payment in accordance with the terms of Section 5 above, as a result of any Development or subsequent intellectual property arising therefrom developed primarily by the Employee.

12.4	The Employee may not do anything with the Development or any related materials without the knowledge and prior consent of the Company. The Employee declares that he neither has nor will have any rights in the Development or its fruits and that all rights to the Development and its fruits shall fully reside in the Company.

12.5	Even in the event that at the time of the termination of the Employee’s employment for any reason the Development has not been completed, the Employee shall be prohibited from any continued activity in connection with the subject of the Development, alone or in concert with others, that is not explicitly allowed in writing by the Company. The Company alone will be the sole owner of the uncompleted Development and shall have the sole right to complete the Development or to take any other action in connection with the Development.

13.	General

13.1	It is agreed that the provisions of this Agreement represent the full scope of the agreement between the parties and that neither side shall be bound by any promises, declarations, exhibits, agreements or obligations, oral or written, that are not included in this Agreement prior to its execution. Any changes or amendments to this Agreement must be in writing and signed by both parties.

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13.2	This Agreement shall be governed by, and construed and interpreted under, the laws of the State of Israel. The parties agree that any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in Tel Aviv, Israel.

13.3	If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13.4	The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

13.5	The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective or any purpose whatsoever unless such waiver is in writing and signed by such party.

13.6	The headings of Sections are inserted for convenience and shall not affect any interpretation of this Agreement.

14.	Notices

14.1	A notice that is sent by registered mail to a party at its address as set forth in paragraph 12.2, below, shall be deemed received three (3) days after its posting, and the receipt stamped by the post office shall represent definitive evidence of the date of mailing.

14.2	The addresses of the parties for the purposes of this Agreement are:

Company
Cellect Biomed Ltd.
20 Hataas St.,
Kfar Saba,
Israel

Employee
Ronen Twito
Yehuda Hannasi Sa,
Herzliya

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IN WITNESS WHEREOF the parties have hereunto set their hands at the place and on the date first above written.

Cellect Biomed Ltd.
By:	/s/ Cellect Biomed Ltd.
Title	CFO
Date:

By:	Ronen Twito
Date:	/s/ Ronen Twito

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Exhibit A

(Unofficial translation from Hebrew original)

A General Approval regarding Employers' Payments to a Pension Fund and Insurance Fund in lieu of Severance Pay

Under Severance Pay Law – 1963

Pursuant to the authority vested in me under Section 14 of the Severance Pay Law - 1963 (the "Law"), I hereby confirm that the payments paid by an employer effective with publication date of publication of this approval for his employees to a comprehensive pension in a provident fund that is not an insurance fund within the meaning of the Income Tax Regulations (rules on the approval and management of provident funds) - 1964 (the "Pension Fund"), or to managers' insurance including the possibility of an annuity or a combination of payments to annuity plan and to a plan that is not for a pension in such insurance fund (the "Insurance Fund"), including payments paid through a combination of payments to a pension and Insurance Funds, whether or not there is a pension plan in the Insurance Fund (the "Employer Payments"), will be in lieu of the severance pay due to the employee in respect of the salary from which said payments were made and for the period payments were made (the “Exempt Wage”) provided that all of the following were met:

1.	Employer Payments

a.	To a pension fund, payments that are not less than 14 1/3% of the Exempt Wage or 12% of the Exempt Wage if the employer pays for his employee payments in addition to supplement severance pay to the severance pay fund or to insurance fund in the name of employee at a rate of 2 1/3% of the Exempt Wage. If the employer does not pay in addition to 12% the 2 1/3% as above, the payments will be in lieu of only 72% of the employee's severance pay;

b.	To an insurance fund, payments that are not less than one of the following:

1)	13 1/3% of the Exempt Wage if the employer pays for his employee also payments to secure monthly income in the event of work disability in a plan approved by the commissioner of capital market and insurance and savings in the Ministry of Finance at a rate required to secure at least 75% of the Exempt Wage or 2.5% of the Exempt Wage, whichever is lower ("Payment for Work Disability Insurance");

2)	11% of the Exempt Wage if the employer paid insurance payments for work disability insurance and in this case the Employer Payments will be in lieu of 72% of the severance pay of the employee provided that; the employer paid in addition to these payments also payments for supplementing the severance pay severance to severance pay fund or to an insurance fund in the name of the employee at the rate of 2 1/3% of the Exempt Wage, the Employer Payments will be in lieu of 100% of the employee's severance pay.

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2.	Not later than three months after making the Employer Payments, a written agreement entered into between the employer and the employee containing the following –

a)	the employee's consent to the arrangement according to this approval under the version specifying the payments of the employer and the pension fund and insurance fund, as the case may be; the agreement also shall include the version of this approval;

b)	a waiver of the employer in advance of any right it may have for a refund of monies from his payments unless the employee's right to severance pay was denied in a ruling under section 17 of the Law and to the extent such right was denied, or in the event that the employee withdrew money from the pension fund or the insurance fund not due to a qualifying event; In this regard, "qualifying event" - death, disability, or retirement at age of sixty or more.

3.	This approval does not derogate from the employee's severance pay right under the Law, collective agreement, expansion order or labor agreement in respect of wages in excess of the Exempt Wage.

June 9, 1998

Eliyahu Yishai

Minister of Labor and Social Welfare

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Exhibit B

Other Activities - The Employee is currently engaged in the following activities: (i) the Employee is the owner of a family business specializing mainly in the importation, branding and marketing of children and baby goods in the regions of Israel and Latin America, (ii) The Employee serves as project manager-director of corporate finance for a real-estate property project. The Employee wan-ants and undertakes that none of its current or future other activities will affect his duties under this Agreement and further warrants and undertakes that in no event such activities will breach any of his obligations hereunder (including without limitation, non compete obligations).

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